Exhibit 21.1

FUSION PHARMACEUTICALS INC.

The following is a list of significant subsidiaries of Fusion Pharmaceuticals Inc. as of December 31, 2022.

SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Fusion Pharmaceuticals US Inc.	Delaware